ARTICLES OF AMENDMENT

OF

TNP STRATEGIC RETAIL TRUST, INC.

THIS IS TO CERTIFY THAT:

FIRST: Pursuant to Section 2-605 of the Maryland General Corporation Law (the “MGCL”), TNP Strategic Retail Trust, Inc. (the “Corporation”) desires to amend its charter as currently in effect and is hereinafter amended as follows:

SECOND: First Article of the Corporation’s charter shall be amended as follows:

The name of the Corporation is: Strategic Realty Trust, Inc.

THIRD: This amendment to the Corporation’s charter was approved by a majority of the entire Board of Directors of the Corporation. This amendment is limited to a change expressly authorized by Section 2-605(a)(1) of the MGCL to be made without action by the Corporation’s stockholders.

IN WITNESS WHEREOF, the Corporation has caused the foregoing amendment of its charter to be signed in its name and on its behalf by its President and attested to by one of its Independent Directors, as authorized by the Board of Directors, on this 22nd day of August, 2013.

STRATEGIC REALTY TRUST, INC.

(f/k/a TNP Strategic Retail Trust, Inc.)

By: _/s/ Andrew Batinovich_____________________

        Andrew Batinovich

        President, Chief Executive Officer, Chief Financial Officer and director

ATTEST:

By: _/s/ Jeffrey Rogers___________________

        Jeffrey Rogers

        Independent Director

        Authorized Agent